Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES THREE MONTH AND YEAR ENDED FINANCIAL RESULTS

Seneca, South Carolina (September 4, 2015) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $1.2 million, or $0.21 per diluted share, for the three months ended June 30, 2015, compared to net income of $854 thousand, or $0.15 per diluted share, for the three months ended June 30, 2014. The Company had net income of $4.5 million, or $0.78 per diluted share, for the year ended June 30, 2015, compared to net income of $3.6 million, or $0.64 per diluted share, for the year ended June 30, 2014.

June 30, 2015 Three Months and Year Ended Highlights:

•	Improved earnings for the three months and year ended June 30, 2015 as compared to the prior year periods.
•	Completion of acquisition of Stephens Federal Bank (“Stephens Federal”) on December 1, 2014.
•	Eight consecutive quarterly dividends of $0.10 per share for the years ended June 30, 2015 and 2014.
•	Strong asset quality even though nonperforming assets increased as a result of the acquisition.

“Fiscal year 2015 was a remarkable year. We completed the acquisition of Stephens Federal. This was our first expansion outside of Oconee County in our 92 year history. Our footprint now extends into Stephens and Rabun counties of northeast Georgia” stated T. Rhett Evatt, Chief Executive Officer. “We believe that access into these markets will provide an additional source of deposits and lending opportunities. Since the acquisition was completed on December 1, we have been successful in liquidating significant portions of purchased credit impaired loans and real estate owned with favorable outcomes. The combined effects of the liquidation of problem assets and additional interest income from acquired loans resulted in a significant increase in our quarterly and year end net income.”

“We had an exceptional year for earnings. We realized significant increases in net income for both the three months and year ended June 30, 2015” stated H. Allen Salter, Chief Financial Officer and Treasurer. “Our strong return on average assets is a testament to not only strong core earnings but sustained low overhead as we strive to operate as efficiently as possible. Additionally, our earnings have been positively impacted by the successful liquidation of a portion of the nonperforming assets acquired from Stephens Federal. The acquisition of a secondary mortgage platform with Freddie Mac through the Stephens Federal acquisition has opened new opportunities for us to reach customers with lower interest rate mortgage products that we have never before been able to offer. We see the ability to originate and sell certain conforming, longer-term residential mortgages, such as the 30 year fixed rate loans, as a way to better manage our interest rate risk into the future. The bright side of the low interest rate environment is a lower cost of funds, which has led to an increase in our net interest margins for both the three months ended June 30, 2015 and year ended June 30, 2015 over the same periods in fiscal year 2014.”

Results of Operations

Interest income increased by $1.3 million, or 39.4%, to $4.6 million for the three months ended June 30, 2015 from $3.3 million for the three months ended June 30, 2014. The increase was the result of the increase in the average balance of our interest-earning assets of $96.4 million to $441.7 million for the three months ended June 30, 2015 from $345.3 million for the three months ended June 30, 2014. The increase in the average balance of our interest-earning assets was primarily the result of the increase in our loan portfolio from the acquisition of Stephens Federal during the year ended June 30, 2015. The average yield on our interest-earning assets increased to 4.12% for the three months ended June 30, 2015 from 3.77% for the three months ended June 30, 2014 as a result of higher-yielding loans within the Stephens Federal loan portfolio acquired. Interest expense decreased to $297 thousand for the three months ended June 30, 2015 from $324 thousand for the three months ended June 30, 2014. The decline in interest expense reflected a decrease in the average rate paid on deposits during the three months ended June 30, 2015 to 0.32% from 0.48% during the three months ended June 30, 2014, partially offset by an increase in the average balance of interest-bearing deposits to $377.6 million for the three months ended June 30, 2015 from $273.0 million for the three months ended June 30, 2014.

Net interest income increased by $1.4 million, or 48.3%, to $4.3 million for the three months ended June 30, 2015 from $2.9 million for the three months ended June 30, 2014. Net interest margin for the three months ended June 30, 2015 increased to 3.90% from 3.39% for the three months ended June 30, 2014. This increase in net interest margin was reflective of the decrease in our average cost of funds to 0.32% for the three months ended June 30, 2015 from 0.48% for the three months ended June 30, 2014 and an increase in the average yield on interest-earning assets to 4.12% for the three months ended June 30, 2015 from 3.77% the three months ended June 30, 2014.

Interest income increased by $3.2 million, or 24.6%, to $16.2 million for the year ended June 30, 2015 from $13.0 million for the year ended June 30, 2014. The increase was the result of both an increase in the average balance of interest-earning assets and an increase in the average yield on these assets during the year ended June 30, 2015 as compared to the year ended June 30, 2014. The average balance of interest-earning assets increased to $401.2 million for the year ended June 30, 2015 from $347.9 million for the year ended June 30, 2014. The average yield on interest-earning assets increased to 4.04% for the year ended June 30, 2015 from 3.73% for the year ended June 30, 2014. The increase in the average balance of our interest-earning assets was primarily the result of the increase in our loan portfolio from the acquisition of Stephens Federal during the year ended June 30, 2015 as a result of higher-yielding loans within the Stephens Federal loan portfolio acquired. The average balance of our loans increased to $285.2 million for the year ended June 30, 2015 from $224.3 million for the year ended June 30, 2014. Interest expense decreased to $1.2 million for the year ended June 30, 2015 from $1.5 million for the year ended June 30, 2014. The decrease reflected a decrease in the average rate paid on deposits during the year ended June 30, 2015 to 0.37% from 0.53% during the year ended June 30, 2014, which more than offset the increase in the average balance of interest-bearing deposits to $335.5 million for the year ended June 30, 2015 from $280.3 million for the year ended June 30, 2014.

Net interest income increased by $3.5 million, or 30.4%, to $15.0 million for the year ended June 30, 2015 compared to $11.5 million for 2014. Net interest margin for the year ended June 30, 2015 was 3.73%, up 43 basis-points from 3.30% for the year ended June 30, 2014. This increase in net interest margin was reflective of the decrease in our average cost of funds to 0.37% for the year ended June 30, 2015 from 0.53% for the year ended June 30, 2014 and an increase in the average yield on interest-earning assets to 4.03% for the year ended June 30, 2015 from 3.73% for the year ended June 30, 2014.

Noninterest income for the three months ended June 30, 2015 increased by $483 thousand, or 439.1%, to $593 thousand from $110 thousand for the same period in 2014. As a result of the acquisition of Stephens Federal, we obtained a mortgage loan servicing portfolio and staff expertise in origination and selling mortgage loans to Freddie Mac. As a result, we recognized $170 thousand of mortgage banking income in the three months ended June 30, 2015. Additionally, other significant increases were related to an increase in the service charges on deposit accounts and other noninterest income. Service charges increased $92 thousand to $112 thousand for the three months ended June 30, 2015 from $20 thousand for the three months ended June 30, 2014, primarily as a result of the additional deposits added from the Stephens Federal acquisition. The increase of $314 thousand in other noninterest income was primarily related to a $255 thousand gain on sale of certain purchased credit impaired loans plus the increase in fair value of our mortgage servicing asset of $77 thousand. For the year ended June 30, 2015, noninterest income increased $811 thousand, or 133.4%, to $1.4 million from $608 thousand for the year ended June 30, 2014. The increase in noninterest income was reflective of the addition of mortgage banking income of $351 thousand, an increase in other noninterest income, and an increase in service charges on deposit accounts for the year ended June 30, 2015. Service charges on deposit accounts increased by $247 thousand, or 325.0%, to $323 thousand for the year ended June 30, 2015 from $76 thousand for the year ended June 30, 2014 due to the aforementioned increase in deposits. The increase in other noninterest income of $314 thousand was primarily related to a $255 thousand gain on sale of certain purchased credit impaired loans plus the increase in fair value of our mortgage servicing asset of $27 thousand.

Noninterest expense for the three months ended June 30, 2015 increased by $929 thousand, or 55.4%, to $2.6 million from $1.7 million for the same period in 2014. The increase was primarily related to an increase in salaries and employee benefits, occupancy and equipment, and data processing expenses. Salaries and employee benefits increased $640 thousand, or 71.2%, to $1.5 million for the three months ended June 30, 2015 from $899 thousand for the three months ended June 30, 2014, reflecting the additional salaries and benefits of approximately 45 additional employees from the Stephens Federal acquisition.

Occupancy and equipment expenses increased by $176 thousand, or 104.8%, to $344 thousand for the three months ended June 30, 2015 from $168 thousand for the same period in 2014 reflecting the increased maintenance costs and depreciation associated with three additional branches and their furnishings and equipment from the Stephens Federal acquisition. Data processing expenses increased $51 thousand, or 79.7%, to $115 thousand for the three months ended June 30, 2015 from $64 thousand for the same period in 2014. Data processing cost increases were a direct reflection of the increased processing costs associated with the addition of loans and deposits from the Stephens Federal acquisition. Noninterest expense increased $2.7 million, or 42.9%, to $9.0 million for the year ended June 30, 2015 from $6.3 million for the year ended June 30, 2014. The increase in noninterest expenses was reflective of increases in salaries and employee benefits of $1.7 million, or 47.2%, to $5.3 million for the year ended June 30, 2015 from $3.6 million for the year ended June 30, 2014 and increased occupancy and equipment expenses to $1.0 million for the year ended June 30, 2015 from $664 thousand for the year ended June 30, 2014 and increased data processing expenses to $424 thousand for the year ended June 30, 2015 from $264 thousand for the year ended June 30, 2014. All of these increases were reflective of an increase in employees, the addition of new facilities and associated furnishings and equipment, and loans and deposits resulting from the acquisition of Stephens Federal.

We recorded a provision for loan losses of $179 thousand for the three months ended June 30, 2015, compared with a provision of $26 thousand for the three months ended June 30, 2014. Net charge-offs for the three months ended June 30, 2015 were $39 thousand and were $0 for the three months ended June 30, 2014. The provision for loan losses for the year ended June 30, 2015 was $195 thousand compared with a provision of $108 thousand for the year ended June 30, 2014. Net charge-offs for the year ended June 30, 2015 were $41 thousand compared with $4 thousand for the year ended June 30, 2014.

The increase in our provision of $87 thousand is related to the increase in net charge offs for fiscal year 2015 of $37 thousand to $41 thousand as compared to $4 thousand for fiscal year 2014 and to an increase in impaired loans to $10.1 million at June 30, 2015 compared to $1.6 million at June 30, 2014. The related allowance for impaired loans at June 30, 2015 was $220 thousand compared to $52 thousand at June 30, 2014. A significant portion of the increase in impaired loans is related to the acquired purchased credit impaired loans as part of the Stephens Federal acquisition. At June 30, 2015, there was $7.4 million in carrying value of purchased credit impaired loans.

Of the acquired portion of our loan portfolio, we had a total of $7.9 million in impaired loans, $7.4 million of which were purchased credit impaired. The remaining $546 thousand of impaired loans were identified as having evidence of credit deterioration not existing before the acquisition date. Therefore, these loans required an additional specific credit discount in excess of that which was included in the initial valuation of these loans as part of their fair value determination for acquisition accounting purposes. The amount of impairment measured on these loans was $89 thousand. Of our originated portfolio, we had $2.1 million in impaired loans, and the impairment amount on these loans was $115 thousand. Impaired loans at June 30, 2014 were $1.6 million with a related impairment amount of $52 thousand. We did recognize an additional $15 thousand in impairment on purchased credit impaired loans as the fair value of certain loans at June 30, 2015 was less than their respective carrying values. We have not changed our policy with respect to identifying loans for individual impairment analysis. We measure the amount of impairment, if any, on all loans regardless of size if deemed to be impaired.

Our ratio of nonperforming loans to total loans increased to 1.35% at June 30, 2015 from 0.71% at June 30, 2014, and our ratio of nonperforming assets to total assets increased to 1.42% from 0.66% at the same dates. Total nonperforming loans was $4.1 million at June 30, 2015 compared to $1.6 million at June 30, 2014. A total of $1.0 million of nonperforming loans was related to our originated portfolio and $3.1 million was related to our acquired loan portfolio. Of the $3.1 million in nonperforming loans within our acquired portfolio, $2.8 million are loans identified as purchased credit impaired.

Income tax expense for the three months ended June 30, 2015 and 2014 was $865 thousand and $483 thousand, respectively, with effective income tax rates of 41.0% and 36.1%, respectively. Income tax expense for the years ended June 30, 2015 and 2014 was $2.7 million and $2.0 million, respectively, with effective income tax rates of 37.4% and 36.0%, respectively. The increase in our effective tax rates for both the three months and year to date periods ended June 30, 2015 is a result of certain nondeductible acquisition related costs for income tax purposes that gave rise to permanent tax adjustments in determining income tax expense for book purposes. The total amount of nondeductible costs included in the calculation of income tax expense for the year was $242 thousand.

Financial Condition at June 30, 2015 and June 30, 2014

Our total assets increased by $114.9 million, or 31.9%, to $475.4 million at June 30, 2015 from $360.5 million at June 30, 2014. The increase is due to the acquisition of Stephens Federal on December 1, 2014. As a result of the acquisition, we added $138.0 million in total assets at fair value, which included the recognition of $2.9 million in goodwill and approximately $4.7 million in deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other deferred tax items. Total gross loans increased to $309.3 million at June 30, 2015 from $230.8 million at June 30, 2014.  This increase was largely due to the increase in loans from the acquisition.  The net fair value of loans acquired was $95.5 million.  Excluding the loans we acquired, loans actually decreased by approximately $16 million due to lower demand during this period of slow economic recovery.  Deposits increased to $394.1 million at June 30, 2015 from $281.0 million at June 30, 2014. The net fair value of deposits acquired was $139.2 million. Excluding the deposits we acquired, total deposits declined by approximately $26 million, most of the decline coming from a decrease in our certificates of deposits. The sustained low interest rate environment has prompted many depositors to move their funds to the market seeking higher yielding investments. Total stockholders’ equity increased $3.8 million to $80.8 million at June 30, 2015 from $77.0 million at June 30, 2014. The increase is primarily the result of net income for the year ended June 30, 2015 of $4.5 million, plus the issuance of common stock for the acquisition of Stephens Federal of $700 thousand, and the approximate $750 thousand reduction in the unearned ESOP balance and recognition of compensation expense associated with our equity incentive plans, which both increased equity. These increases to equity were offset by dividends of $2.3 million.

Cash Dividend Declared

Total dividends paid during the three months ended June 30, 2015 were $584 thousand. Total dividends paid during the year ended June 30, 2015 were $2.3 million. On July 30, 2015, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of August 13, 2015, which is to be paid on or about August 27, 2015.

Stock Repurchase Program

During the year ended June 30, 2015, the Company repurchased 1,800 shares of its common stock at a weighted average purchase price of $19.60 pursuant to the authorized stock repurchase program approved by the Board of Directors on June 19, 2013. No shares were repurchased during the three months ended June 30, 2015. Of the 150,000 shares approved pursuant to this program, 113,400 shares have been purchased. The timing of the purchases of the remaining shares will depend on certain factors, including but not limited to, market conditions and prices, available funds and alternative uses of capital.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating seven full-service branch locations in Oconee County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

H. Allen Salter, CPA

Chief Financial Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765

Oconee Federal Financial Corp.

Selected Financial Information

	June 30, 2015	June 30, 2014 *
	(Dollars in thousands)
	(Unaudited)
Financial condition data:
Total assets	$475,427	$360,501
Investment securities	111,167	103,806
Loans receivable, net	308,259	229,931
Deposits	394,093	281,015
Total equity	80,790	76,981

	(Unaudited)
Condition ratios:
Total equity to total assets	16.99%	21.35%
Total capital to risk weighted assets	32.39	42.31
Common equity tier 1 capital to risk weighted assets	31.92	NA
Tier I capital to risk weighted assets	31.92	41.73
Tier I capital to adjusted total assets	15.44	19.61

Total nonperforming loans to total loans	1.35%	0.71%
Total nonperforming assets to total assets	1.42	0.66
Total nonperforming assets to loans and real estate owned	2.16	1.03
Allowance for loan losses as a percentage of total loans	0.32	0.37
Allowance for loan losses as a percentage of nonperforming loans	24.13	51.91

* Derived from audited consolidated financial statements

	For the Three Months Ended				For the Year Ended
	June 30, 2015		June 30, 2014		June 30, 2015		June 30, 2014	*
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Operating data:
Interest and dividend income	$4,598		$3,253		$16,185		$12,976
Interest expense	297		324		1,229		1,480
Net interest income	4,301		2,929		14,956		11,496
Provision for loan losses	179		26		195		108
Non-interest income	593		110		1,419		608
Non-interest expenses	2,605		1,676		8,978		6,307
Income before income taxes	2,110		1,337		7,202		5,689
Income taxes	865		483		2,690		2,050
Net income	$1,245		$854		$4,512		$3,639

Basic net income per share	$0.22		$0.15		$0.79		$0.64
Diluted net income per share	$0.21		$0.15		$0.78		$0.64
Dividends declared per share	$0.10		$0.10		$0.40		$0.40

	(Unaudited)
Performance ratios:
Return on average assets	1.03%		0.95%		1.04%		1.00%
Return on average equity	6.17		4.46		5.64		4.78
Interest rate spread	3.80		3.29		3.67		3.20
Net interest margin	3.89		3.39		3.73		3.30
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.26	x	1.20	x	1.24	x

* Derived from audited consolidated financial statements